Robert C. Seiwell, Jr.
                         5100 Las Verdes Circle, #313
                            Delray Beach, FL 33484
                                 561-495-1371




July 15, 2004

Board of Directors
Good Buddy's Coffee Express, Inc.
7 Richmond Lane
Blythewood, SC 29016

Re:  Resignation Letter

Dear Board of Directors:

As of the date of this letter, I hereby resign as auditor for Good Buddy's Coffee Express, Inc. I am resigning from the engagement because I am no longer performing SEC audits.

I have audited the Company's financial statements as of December 31, 2003 but have not reviewed any of the Company's 2004 quarterly financial statements. The Company's management has always supplied me with all necessary information, and I have been able to rely on all of management's representations. There have been no scope limitations, and the internal controls have been adequate for the Company's management to develop reliable financial statements. The Company's management also has never disagreed with any of my adjustments or recommendations.

Sincerely,

/s/

Robert C. Seiwell, Jr.
CPA







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